EXHIBIT 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
DEERE & COMPANY,
DEERE MERGER SUB, INC.
and
LESCO, INC.
Dated as of February 19, 2007

i

ii

iii

          AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2007 (this “Agreement”), among Deere & Company, a Delaware corporation (“Parent”), Deere Merger Sub, Inc., an Ohio corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and LESCO, Inc., an Ohio corporation (the “Company”).
          WHEREAS, the board of directors of the Company (the “Board of Directors”) has determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, and the Board of Directors has, as of the date of this Agreement, approved and adopted this Agreement and recommended its adoption by the shareholders of the Company;
          WHEREAS, the board of directors of Parent has approved, and Parent, as the sole shareholder of Merger Sub, has adopted, this Agreement, and the board of directors of Merger Sub has approved and adopted this Agreement; and
          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements set forth in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Ohio General Corporation Law (the “OGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger. The Company in its capacity as the surviving corporation of the Merger is sometimes referred to herein as the “Surviving Corporation.”
     Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606 at 9:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

     Section 1.3 Effective Time. On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio and make all other filings or recordings required under the OGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such later date as the parties shall agree and as shall be set forth in the Certificate of Merger (the time the Merger becomes effective is referred to herein as the “Effective Time”).
     Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, assets, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all obligations of the Company and Merger Sub shall become the obligations of the Surviving Corporation, all as provided in the OGCL and the other applicable Laws of the State of Ohio. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the properties, assets or rights of the Company.
     Section 1.5 Articles of Incorporation and Code of Regulations of the Surviving Corporation.
          (a) The articles of incorporation of Merger Sub as in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law; provided, however, that Article I of the articles of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is LESCO, Inc.”
          (b) The code of regulations of Merger Sub as in effect at the Effective Time shall be the code of regulations of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law.
     Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.
     Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
     Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:
          (a) Conversion of Common Shares. Subject to Sections 2.1(b), 2.1(d) and 2.1(e), each common share, without par value, of the Company issued and outstanding immediately prior to the Effective Time (collectively, the “Common Shares,” and each, a “Common Share”), other than any Cancelled Shares (to the extent provided in Section 2.1(b)) and any Dissenting Shares (to the extent provided for in Section 2.1(e)), shall at the Effective Time be converted automatically into and shall thereafter represent the right to receive $14.50 in cash, without interest (the “Merger Consideration”). All Common Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of Certificates or Book-Entry Shares which immediately prior to the Effective Time represented such Common Shares shall cease to have any rights with respect to such Common Shares, other than the right to receive the Merger Consideration upon surrender of such Common Shares in accordance with Section 2.2.
          (b) Parent and Merger Sub-Owned Shares. Each Common Share that is owned by Parent or Merger Sub immediately prior to the Effective Time or held by the Company or any Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Common Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor or in respect thereof.
          (c) Conversion of Merger Sub Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each common share, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common share, without par value, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing common shares of Merger Sub shall be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
          (d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period (but for the avoidance of doubt not as a result of the exercise of any outstanding Company Stock Option), the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.
          (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent required by the OGCL, Common Shares which are issued and outstanding immediately prior to the Effective Time and which are held by any shareholder who shall not have voted in favor of adoption of this Agreement at the Company Meeting and who files with the Company within ten (10) days after such vote at the Company Meeting a written demand to be paid the fair cash value for such Common Shares in accordance with Sections 1701.84 and 1701.85 of the OGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), unless and until such shareholder fails to demand payment properly or otherwise loses such shareholder’s rights as a dissenting shareholder, if any, under the OGCL. If any such shareholder fails to perfect or loses any such rights as a dissenting shareholder, that shareholder’s Common Shares shall thereupon be deemed to have been converted as of the Effective Time into only the right to receive at the Effective Time the Merger Consideration, without interest. From and after the Effective Time, any shareholder who has asserted rights as a dissenting shareholder as provided in Sections 1701.84 and 1701.85 of the OGCL shall be entitled only to such rights as are granted under those provisions of the OGCL. The Company shall notify Parent of each shareholder who asserts rights as a dissenting shareholder, attempted withdrawals of such demands and any other instruments served pursuant to the OGCL and received by the Company relating to purported dissenting shareholders. Parent shall have the right to participate in and to control all negotiations and proceedings with respect to purported dissenting shareholders. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any rights as a dissenting shareholder asserted under Section 1701.85 of the OGCL.
     Section 2.2 Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with National City Bank or other paying agent selected by Parent and reasonably acceptable to the Company (pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), for the benefit of holders of the Common Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Common Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Common Shares (“Certificates”) or non-certificated Common Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

          (b) Payment Procedures.
          (i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, the Paying Agent shall mail to each holder of record of Common Shares whose Common Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.
          (ii) Upon surrender of Certificates or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required thereby or by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (A) the number of Common Shares represented by such holder’s properly surrendered Certificates or Book-Entry Shares multiplied by (B) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Common Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer Taxes have been paid or are not applicable.
          (iii) The Company, the Surviving Corporation, Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Common Shares or holder of Company Stock Options or Company Share-Based Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state, local or foreign Law relating to Taxes with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares or the holder of the Company Stock Options or Company Share-Based Awards, in respect of which such deduction and withholding were made.

          (c) Closing of Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged pursuant and subject to this Article II.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof to the extent not previously paid to Parent) that remains undistributed to the former holders of Common Shares for three hundred sixty-five (365) days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Common Shares who has not surrendered its Common Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of any claim for the Merger Consideration, without any interest thereon, upon due surrender of such Common Shares. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interests of any person previously entitled thereto.
          (e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Common Shares, Company Stock Options or Company Share-Based Awards for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government. Any interest and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such earnings shall accrue to the benefit of holders of Common Shares.
          (g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Common Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed (i) in the Company SEC Documents filed on or after December 31, 2005 and prior to the date of this Agreement (excluding the exhibits and schedules thereto, any disclosures set forth in any risk factor section thereof and any forward-looking statements contained therein) or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Article III to which the relevance of such item is reasonably apparent on its face, the Company represents and warrants to Parent and Merger Sub as follows:
     Section 3.1 Qualification, Organization, Subsidiaries, etc.
          (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, “Company Material Adverse Effect” means any fact, circumstance, event, change, effect, development or occurrence that, either individually or in the aggregate (i) materially hinders, impairs or delays the ability of the Company to perform its obligations under this Agreement and consummate the Merger and the other transactions contemplated hereby, or (ii) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events, changes, effects, developments or occurrences (A) generally affecting the turf, lawn care or garden products industries in the United States, including as a result of weather or seasonality, or the economy (which fact, circumstance, event, change, effect, development or occurrence in each case does not disproportionately affect the Company and its Subsidiaries, taken as a whole) or generally affecting the financial or securities markets; or (B) resulting from (I) any acts of terrorism or war (whether or not declared) or any escalation or worsening thereof (other than to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of, or materially impacts employees’ ability to perform their job duties for, the Company or any of its Subsidiaries); (II) the announcement of this Agreement or the transactions contemplated hereby, including any loss of customers, suppliers or employees resulting from such announcement; (III) changes in accounting principles generally accepted in the United States (“GAAP”) or accounting standards; (IV) changes, in and of itself, in the market price or trading volume of the Common Shares (it being understood that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to any such changes may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); or (V) the failure, in and of itself, by the Company to meet any expected or projected financial or operating performance target, whether internal or published for any period ending on or after the date of this Agreement (it being understood that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect). The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s Amended Articles of Incorporation and Amended Code of Regulations, each as amended through the date of this Agreement (such articles of incorporation, the “Company Articles” and such code of regulations, the “Company Regulations”) and true and complete copies of the organizational or governing documents of each Subsidiary of the Company. The Company is not in violation of any of the provisions of the Company Articles or the Company Regulations, and no Subsidiary of the Company is in violation of any of the provisions of its organizational or governing documents.
          (b) Section 3.1(b) of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of the Company and the name of each of its shareholder(s) or owner(s) and the capital stock or other equity interests of such Subsidiary held by each such person. Other than with respect to the Subsidiaries of the Company set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person or have any direct or indirect equity or ownership interest in any person or business.
     Section 3.2 Capital Stock.
          (a) The authorized capital stock of the Company consists of 19,500,000 Common Shares and 500,000 preferred shares, without par value, of which 100,000 shares have been designated as “Series A Preferred Shares without par value” and 5,000 shares have been designated as “Series B Preferred Shares without par value” (collectively, the “Company Preferred Shares”). As of February 15, 2007, (i) 9,307,015 Common Shares were issued and outstanding (including 64,600 Restricted Shares), (ii) 95,347 Common Shares were held in treasury, (iii) 550,977 Common Shares were reserved for issuance under the employee and director stock plans of the Company (the “Company Share Plans”), (iv) 78,000 Common Shares were reserved for issuance upon the exercise of options to purchase Common Shares granted as an inducement to hire and (v) no Company Preferred Shares were issued or outstanding. All outstanding Common Shares, and all Common Shares reserved for issuance as noted in clauses (iii) and (iv), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights and issued in compliance in all material respects with all applicable securities Laws. All Company Stock Options and Restricted Shares are evidenced by stock option agreements, restricted share agreements or other award agreements, and true and correct copies of each such agreement have been delivered to Parent. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of the date hereof, hold outstanding Company Stock Options indicating, with respect to each Company Stock Option then outstanding, the number of shares of Common Shares subject to such Company Stock Option, and the exercise price, date of grant, vesting schedule and expiration date thereof. There are no Company Stock Options intended to qualify as an “incentive stock option” under Section 422 of the Code. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of the date hereof, hold outstanding Restricted Shares, indicating the number of Restricted Shares held, date of grant and vesting schedule thereof. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of the date hereof, hold outstanding Company Share-Based Awards, indicating the number of Company Share-Based Awards held and vesting schedule thereof.
          (b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than Common Shares that have become outstanding after February 15, 2007, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, or (D) provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.
          (c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
          (d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, transfer or registration of the capital stock or other equity interests of the Company or any of its Subsidiaries.
          (e) All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind or nature whatsoever (each, a “Lien”), other than (i) any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established in the Company’s financial statements in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto and (D) all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date of this Agreement (each of the foregoing, a “Permitted Lien”) and (ii) Liens that are immaterial.
     Section 3.3 Corporate Authority Relative to This Agreement; No Violation.
          (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and, except for (i) the Company Shareholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors has unanimously determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) to propose this Agreement and the transactions contemplated hereby for approval and adoption by the Company’s shareholders and (iii) to recommend that the Company’s shareholders approve and adopt this Agreement and the transactions contemplated hereby and such resolutions have not been rescinded or modified. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
          (b) Other than in connection with or in compliance with (i) the OGCL, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (iv) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.8, no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local or foreign governmental or regulatory agency, commission, court, body, entity or authority or arbitral tribunal (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, filings or notifications that, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

          (c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by the Company will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give rise to a right of termination, amendment, cancellation or acceleration of, or result in the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (the “Company Agreements”), (ii) conflict with or result in any violation of any provision of the Company Articles, the Company Regulations or the organizational or governing documents of any Subsidiary of the Company or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, impairment, right, default, termination, amendment, cancellation or acceleration that would not reasonably be expected to have a Company Material Adverse Effect.
     Section 3.4 Reports and Financial Statements.
          (a) The Company has filed or furnished all forms, documents, statements, reports, exhibits and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2004 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
     Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2005, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
     Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2006, (c) for contractual liabilities and obligations with respect to executory contracts not required to be disclosed in financial statements prepared in accordance with GAAP or (d) as expressly contemplated by this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, other than those which would not reasonably be expected to have a Company Material Adverse Effect.
     Section 3.7 Compliance with Law; Permits.
          (a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and since December 31, 2001 have been, in compliance with all applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, "Laws” and each, a “Law”) and (ii) since December 31, 2001, no written notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of any applicable Law. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Sections 3.4 or 3.5, or in respect of environmental, Tax, labor or employee benefits matters.

          (b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, clearances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are not in default or violation of the terms of the Company Permits and (ii) all products manufactured by the Company are classified as EAR 99 under the Export Administration Regulations.
     Section 3.8 Environmental Laws and Regulations.
          (a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) since December 31, 2001, the Company and its Subsidiaries have conducted their respective businesses in substantial compliance with all applicable Environmental Laws, (ii) none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws as a result of any activity of the Company or any of its Subsidiaries, (iii) since December 31, 2001, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses, (iv) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner which is reasonably likely to give rise to any liability under Environmental Law, from any properties owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, judgment or written claim that has been asserted or arising under any Environmental Law. The Company has delivered to Parent true and correct copies in electronic format of Phase II environmental reports conducted with respect to the blending facilities and seed facility transferred to Turf Care Supply Corp. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.8.
          (b) As used herein, “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

          (c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
     Section 3.9 Employee Benefit Plans.
          (a) Section 3.9(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary of the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any Subsidiary of the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary of the Company (the “Company Benefit Plans”). Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has any commitment or formal plan to create any additional employee benefit plan or modify or change any existing Company Benefit Plan that would affect any employee or former employee of the Company or any Subsidiary of the Company.
          (b) With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents: (i) a copy of the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written Company Benefit Plan, a description thereof); (ii) a copy of the two most recent annual reports, if required under ERISA, and, if applicable, the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent Summary Plan Description if required under ERISA with respect thereto; (iv) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code.

          (c) None of the Company, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they maintained or contributed to during the past six (6) years, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.
          (d) All material contributions required to be made with respect to any Company Benefit Plan on or prior to the date hereof have been timely made or are reflected on the most recently filed Company SEC Documents. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary of the Company relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such Company Benefit Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.
          (e) Neither the Company or any Subsidiary of the Company, any Company Benefit Plan nor any trust created thereunder has engaged in a transaction in connection with which the Company or any Subsidiary of the Company, any Company Benefit Plan, or any such trust reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.
          (f) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.
          (g) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.
          (h) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company other than limitations imposed under the respective terms of the Company Benefit Plans set forth in Section 3.9(a) of the Company Disclosure Schedule.

          (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company, any Subsidiary of the Company or any ERISA Affiliate to severance pay or any other similar material payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of benefits under any Company Plan, or materially increase the amount of compensation due any such employee or officer, except as expressly provided in this Agreement.
          (j) There are no pending or, to the knowledge of the Company, threatened material claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).
          (k) All Company stock options have been granted with an exercise price per share no lower than the “fair market value” (as defined in the applicable plan) of one Common Share on the date of the corporate action effectuating the grant.
     Section 3.10 Absence of Certain Changes or Events. Since December 31, 2005, (except as otherwise provided herein) (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any Company Material Adverse Effect or any fact, circumstance, event, change, effect, development or occurrence that would reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has:
          (a) declared, authorized or paid any dividends on or made any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or its Subsidiaries), except cash dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;
          (b) adjusted, split, combined or reclassified, or otherwise amended the terms of, any of its capital stock or other equity securities or issue or authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;
          (c) since September 30, 2006, except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law (including Section 409A of the Code), (A) except in the ordinary course of business consistent with past practice, increased in any manner the compensation or other benefits payable or provided to the Company’s employees, directors, consultants, independent contractors or service providers, (B) paid any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers, (C) entered into, amended, altered (other than amendments that are immaterial to the participants or employees, directors, consultants, independent contractors or service providers who are party thereto and did not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit program, policy, arrangement or agreement), adopted, implemented or otherwise committed itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider, (D) accelerated the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (E) caused the funding of any rabbi trust or similar arrangement or took any action to fund or in any other way secured the payment of compensation or benefits under any Company Benefit Plan, or (F) materially changed any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or changed the manner in which contributions to such plans are made or the basis on which such contributions are determined;
          (d) implemented or adopted any material change in its Tax or financial accounting principles, policies, procedures or practices or any of its methods of reporting income, deductions or other material items for Tax or financial accounting purposes, except as required by GAAP, SEC or Internal Revenue Service rule or policy or applicable Law;
          (e) entered into any closing agreement with respect to material Taxes, settled or compromised any material liability for Taxes, made, revoked or changed any material Tax election unless required by Law, agreed to any adjustment of any material Tax attribute, filed or surrendered any claim for a material refund of Taxes, executed or consented to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, filed any material amended Tax Return or obtained any material Tax ruling;
          (f) amended or waived any provision of its articles of incorporation or its code of regulations, partnership agreement, operating agreement or other equivalent organizational documents or, in the case of the Company, entered into any agreement with any of its shareholders in their capacity as such;
          (g) granted, issued, delivered, sold, pledged, disposed of or encumbered, or authorized the grant, issuance, delivery, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or took any action to cause to be exercisable any otherwise unexercisable option under any Company Share Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than issuances of Common Shares in respect of any exercise of Company Stock Options and settlement of any Company Share-Based Awards outstanding on the date of this Agreement in accordance with their terms;

          (h) purchased, redeemed or otherwise acquired, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;
          (i) incurred, assumed, guaranteed, prepaid or otherwise became liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than indebtedness for borrowed money incurred under the Company’s existing credit facility in the ordinary course of business consistent with past practice with the aggregate amount of such indebtedness not exceeding $35,000,000 as of the date hereof; issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries; guaranteed, endorsed or otherwise became liable for any debt securities of another person; entered into any “keep well” or other agreement to maintain any financial statement condition of any other person (other than any wholly-owned Subsidiary of the Company);
          (j) sold, leased, licensed, transferred, exchanged or swapped, mortgaged or otherwise encumbered (including securitizations), or subjected to any Lien (other than Permitted Liens) or otherwise disposed of any material properties or assets, other than inventory or used equipment in the ordinary course of business consistent with past practice;
          (k) made any capital expenditures with an aggregate value of $300,000 in excess of the Company’s capital expenditure budget (a true and correct copy of which has been delivered to Parent);
          (l) acquired any material properties or assets other than (A) capital expenditures subject to the limitations set forth in (xiii) above, (B) purchases of components, inventory, raw materials or supplies in the ordinary course of business consistent with past practice and (C) leases of stores and market delivery centers as contemplated by the Company’s budget (a true and correct copy of which has been delivered to Parent); or
          (m) since September 30, 2006, waived, released, assigned, settled or compromised any claim, action or proceeding, other than any waiver, release, assignment, settlement or compromise that involves only the payment of monetary damages not in excess of $500,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise paid, discharged or satisfied any claim, liability or obligation in excess of such amount, in each case, other than in the ordinary course of business consistent with past practice.
     Section 3.11 Investigations; Litigation. (a) There is no investigation or review pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity binding upon the Company or any of its Subsidiaries, or any of their respective properties, in the case of each of clause (a) or (b), which would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.12 Proxy Statement; Other Information. None of the information provided by the Company to be included in the Proxy Statement will (a) at the time of filing with the SEC, (b) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (c) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement (including any amendments and supplements thereto) and form of proxy to be filed with the SEC and distributed to shareholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement.
     Section 3.13 Taxes.
          (a) (i) The Company and each of its Subsidiaries has duly filed when due all material Tax Returns required to be filed by it, and each such material Tax Return has been prepared in material compliance with all applicable Laws and is true, correct and complete in all material respects; (ii) the Company and each of its Subsidiaries has timely paid (or the Company has timely paid on its Subsidiaries’ behalf) all Taxes shown as due on such returns and all other material Taxes except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in accordance with GAAP in the Company’s financial statements included in the most recent Company SEC Documents; (iii) the financial statements included in the most recent Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements; and (iv) neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes subsequent to the date of such most recent financial statements other than in the ordinary course of the Company’s or such Subsidiary’s business.
          (b) (i) No material Tax Return of the Company or any of its Subsidiaries is under audit or examination by any Taxing Authority, no written notice of such an audit or examination or any other audit or examination with respect to a material amount of Taxes has been received by the Company or any of its Subsidiaries, and no material deficiencies for Taxes have been claimed, proposed, assessed or threatened against the Company or any of its Subsidiaries by any Taxing Authority; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the financial statements included in the most recent Company SEC Documents in accordance with GAAP; (iii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due and payable and Liens that are not material; (iv) all material Taxes which the Company or any of its Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted; (v) none of the Company or any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority; (vi) no material claim has been made against the Company or any of its Subsidiaries by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction; and (vii) no power of attorney that would be in force after the Closing Date has been granted by the Company or any of its Subsidiaries with respect to Taxes.
          (c) There is no contract or arrangement, plan or agreement by or with the Company or any of its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its Subsidiaries that would not be deductible by the Company or such Subsidiary by reason of Section 280G or Section 162(m) of the Code.
          (d) None of the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person other than the Company and its Subsidiaries or (iii) has any liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.
          (e) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.
          (f) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.
          (g) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.

          (h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time because of: (i) any intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law relating to Taxes) that occurred or existed on or prior to the Effective Time; (ii) any installment sale or open transaction disposition made on or prior to the date hereof; (iii) any prepaid amount received on or prior to the Effective Time or (iv) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law), by reason of a change in accounting method made prior to the Effective Time.
          (i) The Company has not (A) obtained any Tax rulings, (B) requested any Tax rulings or (C) applied for a change in accounting methods or closing agreements, that would reasonably be expected to affect liabilities for Taxes of the Company or any of its Subsidiaries for the current Tax period or for any period after the Effective Time, unless any such ruling, change in accounting method or closing agreement had a similar effect on Tax liabilities for any prior Tax period.
          (j) As used in this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes” and "Taxable”) means (A) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Governmental Entity or other person in respect of unclaimed property or escheat laws), together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other person, and (ii) “Tax Return” shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with a Taxing Authority with respect to Taxes.
     Section 3.14 Labor Matters.
          (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and no employees of the Company or any of its

Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries.
          (b) No representation, election, petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, and no such petition or application is pending with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, there are no material activities or proceedings of any labor union to organize any of the employees of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened, material labor dispute, strike, walkout, work stoppage, slowdown, lockout or other collective labor action involving employees of the Company or any of its Subsidiaries, and no such action has occurred within the past three (3) years.
          (c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has been since December 31, 2001 and are in compliance with all applicable local, state, federal and foreign Laws relating to employment and employment practices, including Laws relating to employment discrimination, terms and conditions of employment, hours of work and the payment of wages, classification of employees and independent contractors, health and safety, disability rights or benefits, equal opportunity, workers’ compensation and labor relations, and there are no actions, lawsuits, claims, labor disputes, grievances, charges or controversies pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct any material investigation with respect to or relating to the Company or any of its Subsidiaries, and no such investigation is in progress.
          (d) The Company and each of its Subsidiaries are and have been since December 31, 2001 in compliance with all notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state, local or foreign Law relating to plant closings and layoffs.
          (e) To the Company’s knowledge, except as would not reasonably be expected to have a Company Material Adverse Effect, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries or (ii) to the use of trade secrets or proprietary information of others.

     Section 3.15 Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all Liens, except Permitted Liens, all material trademarks, trade names, service marks, service names, domain names, logos, assumed names, copyrights, patents, and all applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of all U.S. and foreign registrations and applications for registration for Intellectual Property owned or held for use by the Company or any of its Subsidiaries, including as applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each (the “Registered IP”). The Company or a Subsidiary of the Company is (a) to the knowledge of the Company, the sole and exclusive beneficial owner of the Registered IP and (b) the record owner of all of the Registered IP. All such Registered IP is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned. There are no (y) pending or, to the knowledge of the Company, threatened material claims by any person alleging infringement by the Company or any of its Subsidiaries of such person’s intellectual property or (z) pending or threatened claims by the Company or any of its Subsidiaries alleging infringement by any person of any Intellectual Property of the Company or any of its Subsidiaries. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, and no person is infringing any Intellectual Property of the Company or any of its Subsidiaries.
     Section 3.16 Properties and Assets.
          (a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Subsidiaries of the Company have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real and personal, used or held for use in their businesses as currently conducted or shown on the most recent consolidated balance sheet of the Company included in the Company SEC Documents prior to the date hereof or acquired thereafter (except for properties and assets disposed of in the ordinary course of business consistent with past practice after the date of such balance sheet), free and clear of any Liens, except Permitted Liens, (ii) the assets and properties of the Company and its Subsidiaries, taken as a whole, constitute all of the assets and properties which are necessary to conduct the business and operations of the Company and its Subsidiaries as currently conducted and (iii) all of the property, plant and equipment of the Company and each of its Subsidiaries has been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is sufficient to permit the Company and its Subsidiaries to conduct their operations as currently conducted.
          (b) Section 3.16(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property owned in fee by the Company or any Subsidiary of the Company (collectively, the “Owned Real Property”). Neither the Company nor any Subsidiary of the Company is obligated under, or a party to, any option, right of first refusal or other contractual right to sell, assign or dispose of any Owned Real Property or any portion thereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, the obligations of the Company and the Subsidiaries of the Company with regard to all applicable covenants, easements and restrictions affecting the Owned Real Property have been and are being performed in a proper and timely manner by the Company or a Subsidiary of the Company, as applicable.
          (c) Section 3.16(c) of the Company Disclosure Schedule sets forth a complete and correct list of all real property leased, subleased or licensed by the Company or any Subsidiary of the Company (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has heretofore made available to Parent true and complete copies of all leases, subleases, licenses and other agreements under which the Company and/or any Subsidiary of the Company uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto (collectively, the "Real Property Leases”). With respect to the Leased Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company or the applicable Subsidiary of the Company enjoys peaceful and undisturbed possession of the premises leased pursuant to each Real Property Lease; (ii) with respect to any Real Property Leases that were assigned (or deemed assigned pursuant to the terms of such Real Property Lease) or subleased to the Company or any Subsidiary of the Company by a third party, all consents to such assignments (or deemed assignments) or subleases have been obtained which were required with respect to such assignments (or deemed assignments) or subleases; (iii) the current use of the premises leased, subleased or licensed under each Real Property Lease complies with the terms of such Real Property Lease; (iv) no Real Property Lease has been assigned, mortgaged, hypothecated or otherwise encumbered; and (v) neither the Company nor any Subsidiary of the Company has, nor, to the Company’s knowledge, has any other party thereto (including the lessor or sublessor thereunder) waived any terms or conditions of any Real Property Lease.
          (d) Section 3.16(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of each lease, sublease, license or other agreement executed by the Company or any Subsidiary of the Company granting to any third party a right to the use, occupancy or enjoyment of any Real Property or any portion thereof (the “Real Property Subleases”). The Company has heretofore made available to Parent true and complete copies of all Real Property Subleases (including all amendments, modifications, supplements, and extensions thereof).
     Section 3.17 Opinion of Financial Advisor. The Board of Directors has received the opinion of William Blair & Company (“William Blair”), dated February 18, 2007, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Common Shares, other than Parent, Merger Sub or any of their affiliates, is fair from a financial point of view to such holders.
     Section 3.18 Required Vote of the Company Shareholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.8, the affirmative vote of the holders of a majority of the outstanding Common Shares on the record date for the Company Meeting is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Shareholder Approval”).
     Section 3.19 Takeover Statutes. The Board of Directors, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Revised Code, the Merger and the acquisition by Parent of the common shares of the Surviving Corporation pursuant to the Merger. Assuming the accuracy of the representations and warranties contained in Section 4.8, as of the date of this Agreement, except for Chapter 1704 of the Ohio Revised Code and Section 1701.831 of the OGCL, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state apply to the Merger or the other transactions contemplated by this Agreement.
Section 3.20 Material Contracts.
          (a) Section 3.20 of the Company Disclosure Schedule lists each of the Company Agreements of the following types which are in effect as of the date hereof (the Company Agreements described by the immediately following clauses, whether or not listed on Section 3.20 of the Company Disclosure Schedule, being referred to herein as the “Company Material Contracts”):
          (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
          (ii) any collective bargaining agreement or other agreement with any union or other labor organization;
          (iii) any agreement or note evidencing any indebtedness for borrowed money or any guaranty of any such indebtedness of another person or creating any Lien (other than a Permitted Lien);
          (iv) any agreement which purports to materially limit the manner in which, or the localities in which, the Company, any of its Subsidiaries or any other entity is entitled to conduct any material portion of its business;
          (v) any partnership, joint venture or similar arrangement;

          (vi) any agreement granting or obtaining any right to use any rights under any material Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound;
          (vii) any agreement executed on or after December 31, 2001 involving the acquisition or disposition by the Company or any of its Subsidiaries of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;
          (viii) any agreement with the two (2) largest suppliers or groups of affiliated suppliers of the Company and its Subsidiaries (based on 2006 annual consolidated revenues); and
          (ix) any agreement (excluding any purchase order) with the two (2) largest customers or groups of affiliated customers of the Company and its Subsidiaries (based on 2006 annual consolidated revenues).
          (b) The Company has made available to Parent a true and complete copy of each Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company and/or any of its Subsidiaries party thereto (and to the knowledge of the Company, each other party thereto) and is in full force and effect. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in material breach of or default under any Company Material Contact. Neither the Company nor any of its Subsidiaries has received written notice of, or to the knowledge of the Company, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, under any Company Material Contract.
     Section 3.21 Finders or Brokers. Except for William Blair and Western Reserve Partners LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with or upon consummation of the Merger. The Company has made available to Parent true and complete copies of the respective engagement letters with each of William Blair and Western Reserve Partners LLC.
     Section 3.22 Insurance. The Company owns or holds policies of insurance in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with the terms of such policies, and (ii) the Company has not received written notice of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof. Neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs.
     Section 3.23 Related Party Transactions. Since January 1, 2004, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.
     Section 3.24 Customers and Suppliers. Section 3.24 of the Company Disclosure Schedule sets forth a list of the two (2) largest customers and two (2) largest suppliers or groups of affiliated customers or suppliers of the Company and its Subsidiaries (based on 2006 annual consolidated revenues). No other customer or supplier or group of affiliated customers or suppliers of the Company and its Subsidiaries represents more than 15% of the Company’s 2006 annual consolidated revenues. Since January 1, 2006, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any of its Subsidiaries with any such customer or supplier or group of affiliated customers or suppliers nor, to the Company’s knowledge, has any such customer or supplier or group of affiliated customers or suppliers threatened to so terminate, cancel or materially curtail such business relationships.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Article IV to which the relevance of such item is reasonably apparent on its face, Parent and Merger Sub represent and warrant to the Company as follows:
     Section 4.1 Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to materially hinder, impair or delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a "Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the articles of incorporation and code of regulations or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

     Section 4.2 Corporate Authority Relative to This Agreement; No Violation.
          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by Parent, as the sole shareholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.
          (b) Other than in connection with or in compliance with (i) the provisions of the OGCL, (ii) the Exchange Act and (iii) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals, permits, actions, filings or notifications, that, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.
          (c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by Parent and Merger Sub will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give rise to a right of termination, amendment, cancellation or acceleration of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, (ii) conflict with or result in any violation of any provision of the articles of incorporation or code of regulations or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, impairment, right, conflict, default, termination, amendment, cancellation or acceleration that would not reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.3 Investigations; Litigation. There is no investigation or review pending or, to the knowledge of Parent, threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries which would reasonably be expected to have a Parent Material Adverse Effect. There are no actions, suits or proceedings pending (or, to Parent’s knowledge, threatened in writing) against or affecting Parent or its Subsidiaries, or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.4 Proxy Statement; Other Information. None of the information provided by Parent or Merger Sub to be included in the Proxy Statement will (a) at the time of filing with the SEC, (b) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and (c) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement.
     Section 4.5 Financing. Parent has cash and cash equivalents and available amounts under existing credit facilities, and Parent and Merger Sub collectively will have at the Effective Time cash and cash equivalents and available amounts under existing credit facilities, that are sufficient to pay the aggregate Merger Consideration and the Option and Share-Based Consideration, to satisfy all indebtedness to be repaid by Parent (or the Company) at or following the Closing, to pay all related fees and expenses of Parent and the Company payable by them in connection with the transactions contemplated by this Agreement, to make any payments that may be required to be made in respect of the Company’s indebtedness at or following the Closing as a consequence of the transactions contemplated by this Agreement and to fund the ongoing operations of the Company.
     Section 4.6 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,500 common shares, without par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
     Section 4.7 Finders or Brokers. Except for Merrill Lynch & Co., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any investment banking, brokerage, finder’s or similar fee or any commission in connection with or upon consummation of the Merger.
     Section 4.8 Lack of Ownership of Common Shares. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any Common Shares or other securities convertible into, exchangeable into or exercisable for Common Shares. There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries. Neither Parent nor Merger Sub has beneficially owned during the immediately preceding three (3) years a sufficient number of Common Shares that would make it an “interested shareholder” (as such term is defined in Section 1704.01(c)(8) of the Ohio Revised Code) of the Company.
     Section 4.9 No Additional Representations. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, arising by operation of Law or otherwise, with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule and the Company SEC Documents). Neither the Company nor any of its affiliates shall be subject to any liability to Parent or any of its affiliates resulting from the Company’s making available to Parent or Parent’s use of such information or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in any management presentation.
ARTICLE V
CERTAIN AGREEMENTS
     Section 5.1 Conduct of Business by the Company and Parent.
          (a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, (iii) as expressly contemplated, required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to maintain intact its business organization and to preserve its relationships with its customers, suppliers, employees and others having business dealings with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

          (b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the Effective Time or the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Parent:
          (i) declare, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or its Subsidiaries), except cash dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;
          (ii) adjust, split, combine or reclassify, or otherwise amend the terms of, any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;
          (iii) except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law (including Section 409A of the Code), (A) except in the ordinary course of business consistent with past practice (including increases in base salary or hourly rate), increase in any manner the compensation or other benefits payable or provided to the Company’s employees, directors, consultants, independent contractors or service providers, (B) pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers (other than “stay” bonuses as may be mutually agreed upon in writing by Parent and the Company), (C) enter into, amend, alter (other than amendments that are immaterial to the participants or employees, directors, consultants, independent contractors or service providers who are party thereto and do not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit program, policy, arrangement or agreement), adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider (other than “stay” bonuses as may be mutually agreed upon in writing by Parent and the Company), (D) except as contemplated by this Agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined;
          (iv) implement or adopt any material change in its Tax or financial accounting principles, policies, procedures or practices or any of its methods of reporting income, deductions or other material items for Tax or financial accounting purposes, except as required by GAAP, SEC or Internal Revenue Service rule or policy or applicable Law;
          (v) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election unless required by Law, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;
          (vi) amend or waive any provision of its articles of incorporation or its code of regulations, partnership agreement, operating agreement or other equivalent organizational documents or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such;
          (vii) grant, issue, deliver, sell, pledge, dispose of or encumber, or authorize the grant, issuance, delivery, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any Company Share Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than issuances of Common Shares in respect of any exercise of Company Stock Options and settlement of any Company Share-Based Awards outstanding on the date of this Agreement in accordance with their terms;
          (viii) purchase, redeem or otherwise acquire, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

          (ix) incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than indebtedness for borrowed money for working capital purposes incurred under the revolving portion of the Company’s existing credit facility in the ordinary course of business consistent with past practice with the aggregate amount of such indebtedness not to exceed $55,000,000 at any one time; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries; guarantee, endorse or otherwise become liable for any debt securities of another person; enter into any “keep well” or other agreement to maintain any financial statement condition of any other person (other than any wholly-owned Subsidiary of the Company);
          (x) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any properties or assets, other than inventory or used equipment in the ordinary course of business consistent with past practice;
          (xi) (A) modify, amend, terminate, waive or fail to enforce any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company other than in the ordinary course of business consistent with past practice, or (B) enter into any contract, agreement, arrangement or understanding that would be required to be set forth in Section 3.20 of the Company Disclosure Schedule other than in the ordinary course of business consistent with past practice;
          (xii) at any time during the ninety (90) days before the Closing Date, without complying with the notice and other requirements of the WARN Act and any similar state, local or foreign Law relating to plant closings and layoffs, effectuate (A) a “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company and/or any of its Subsidiaries, or (B) a “mass layoff” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or facility of the Company and/or any of its Subsidiaries;
          (xiii) make any capital expenditures not contemplated by the Company’s capital expenditure budget (a true and correct copy of which has been delivered to Parent) having an aggregate value in excess of $300,000;
          (xiv) acquire any material properties or assets other than (A) capital expenditures subject to the limitations set forth in (xiii) above, (B)

purchases of components, inventory, raw materials or supplies in the ordinary course of business consistent with past practice and (C) leases of stores and market delivery centers as contemplated by the Company’s budget (a true and correct copy of which has been delivered to Parent);
          (xv) make any acquisition of, or investment in, another person or business, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise;
          (xvi) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $500,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course of business consistent with past practice;
          (xvii) take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;
          (xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than with respect to the Company, this Agreement and the Merger); or
          (xix) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).
     Section 5.2 Investigation.
          (a) During the period prior to the earlier of the Effective Time and the Termination Date, the Company shall (i) provide to Parent and to its officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, "Representatives”) reasonable access during normal business hours to the properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such persons may reasonably request, and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and its

Subsidiaries, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information that would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law (provided, that in each case, the Company and its Subsidiaries shall reasonably cooperate with Parent to provide access to such information to the fullest extent practicable without risking loss of privilege or violation of Law, including, for example, providing for such information to be reviewed by counsel for Parent on terms reasonably acceptable to counsel for the Company), nor shall Parent or any of its Representatives be permitted to perform any onsite environmental study with respect to any property of the Company or any of its Subsidiaries. Any investigation pursuant to this Section 5.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries. No information or knowledge obtained by Parent or Merger Sub in any investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any representation or warranty made by the Company in Article III.
          (b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information to the extent such information would be considered “Confidential Information” as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of October 11, 2006, between the Company and Parent (the "Confidentiality Agreement”).
     Section 5.3 No Solicitation.
          (a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons with respect to any Alternative Acquisition and shall request the return or destruction of all confidential information previously furnished. Except as provided in Section 5.3(b), from the date of this Agreement until the earlier of the Termination Date or the Effective Time, the Company shall not and shall not authorize or permit its Representatives to directly or indirectly (i) initiate, solicit or knowingly encourage, or take any action designed to, or which could be reasonably expected to, facilitate the making of any offer or proposal relating to any possible Alternative Acquisition or (ii) in the event of an unsolicited offer or proposal relating to a possible Alternative Acquisition, engage in discussions, negotiations or communications with, or provide any information or data concerning the Company or any of its Subsidiaries to, any person (other than Parent or its Representatives) relating to any possible Alternative Acquisition. The Company shall promptly, and in any event within one (1) business day, notify Parent of (i) any proposals, offers or inquiries received by, any information requested from, or any negotiations or discussions that are sought to be initiated or continued with the Company or its Representatives, in each case, in connection with a possible Alternative Acquisition, which notice shall identify the name of the person making such proposal, offer, inquiry or request or seeking such negotiations or discussions and the material terms and conditions of any offer, inquiry, request or proposal and (ii) any subsequent changes to such terms and conditions.

          (b) Notwithstanding the foregoing, at any time after the date hereof and prior to the earlier of the Termination Date or obtaining the Company Shareholder Approval, in the event that the Company receives a bona fide written proposal for an Alternative Acquisition on an unsolicited basis and without any violation of this Section 5.3 (an “Acquisition Proposal”), the Company may furnish information with respect to the Company and its Subsidiaries to the person submitting such Acquisition Proposal, subject to execution of a confidentiality agreement with such person containing terms no less favorable to the Company than those contained in the Confidentiality Agreement and may negotiate and participate in discussions and negotiations with such person concerning such Acquisition Proposal if, but only if, the Board of Directors has determined in good faith after consultation with outside counsel and receiving advice from William Blair or other nationally recognized investment banking firm that such Acquisition Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal (a “Potential Superior Proposal”). The Company shall promptly, and in any event within one (1) business day (and not less than two (2) business days prior to providing any such person with any information or entering into any such confidentiality agreement), notify Parent of (i) the receipt of a Company Superior Proposal or Potential Superior Proposal, as the case may be, which notice shall include the name of the person making such Company Superior Proposal or Potential Superior Proposal, as the case may be, and the material terms and conditions of the proposal, and (ii) any subsequent changes to such terms and conditions. The Company shall promptly provide to Parent any non-public information regarding the Company provided to any person making a Company Superior Proposal or Potential Superior Proposal which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other person.
          (c) Except as set forth herein, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or publicly propose to approve or recommend, any Alternative Acquisition or (iii) enter into any agreement with respect to any Alternative Acquisition (other than a confidentiality agreement with respect to a Company Superior Proposal or Potential Superior Proposal entered into in compliance with Section 5.3(b)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time after the date hereof and prior to obtaining the Company Shareholder Approval, the Board of Directors may, if the Board of Directors has determined in good faith after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, withdraw or modify its recommendation of this Agreement or the Merger, approve or recommend a Company Superior Proposal, or enter into an Acquisition Agreement with respect to a Company Superior Proposal, in each case at any time after the fifth business day following the Company’s delivery to Parent of written notice advising Parent that the Company has received a Company Superior Proposal; provided, however, that the Company shall not enter into an Acquisition Agreement with respect to a Company Superior Proposal unless the Company complies with Section 5.3(d). No withdrawal, modification or change of the recommendation of the Board of Directors, approval or recommendation or proposed approval or recommendation of any Company Superior Proposal or entry by the Company into any Acquisition Agreement shall change the approval of the Board of Directors for purposes of the OGCL or causing any state takeover statute or similar Law to be inapplicable to the Merger or other transactions contemplated by this Agreement.
          (d) Subject to compliance with this Section 5.3, at any time after the date hereof and prior to obtaining the Company Shareholder Approval, the Company may terminate this Agreement and enter into an Acquisition Agreement with respect to a Company Superior Proposal if (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 5.3(d), identifying the Company Superior Proposal then determined to be more favorable and including a copy of the definitive Acquisition Agreement for such Company Superior Proposal in the form to be entered into, (ii) within a period of five (5) business days following the delivery of the notice referred to in clause (i) above, Parent does not propose adjustments in the terms and conditions of this Agreement which the Board of Directors determines in good faith (after receiving the advice of William Blair or other nationally recognized investment banking firm) to be as favorable to the Company’s shareholders from a financial point of view as such Company Superior Proposal (the Company having caused its financial and legal advisors to negotiate with Parent in good faith during such five (5) business day period any adjustments in the terms and conditions of this Agreement proposed by Parent), and (iii) at least five (5) business days after the Company has provided the notice referred to in clause (i) above, the Company simultaneously delivers to Parent (A) an irrevocable written notice of termination of this Agreement pursuant to this Section 5.3(d) and (B) a wire transfer of same day funds in the amount of the Termination Fee.
          (e) Subject to Parent’s rights under Article VII, nothing contained in this Section 5.3 shall prohibit the Board of Directors from taking and disclosing to the shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the shareholders, if in the good-faith judgment of the Board of Directors, after consultation with outside counsel, the failure to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.
          (f) Any violation of this Section 5.3, including by any of the Company’s Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.
          (g) As used in this Agreement, the following terms shall have the following meanings:
          (i) “Alternative Acquisition” means any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of a business or assets that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis, (B) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of

20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company, other than the transactions contemplated by this Agreement; and
          (ii) “Company Superior Proposal” means an Acquisition Proposal that provides for consideration to be received by holders of all, but not less than all, of the issued and outstanding Common Shares which (a) is not conditioned upon any regulatory approvals or consents beyond or in addition to those regulatory approvals and consents required in connection with the transactions contemplated by this Agreement, (b) is reasonably likely to be consummated promptly (taking into account, among other things, the legal, financial, regulatory, financing and other aspects of such Acquisition Proposal and the identity of the person submitting such an Acquisition Proposal) and (c) the Board of Directors determines in good faith after consultation with outside counsel and receiving advice from William Blair or other nationally recognized investment banking firm, is superior to the consideration offered pursuant to the Merger and otherwise represents a superior transaction to the Merger.
     Section 5.4 Filings; Other Actions.
          (a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than fifteen (15) business days hereafter, the Company shall prepare and file with the SEC the Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement, and the Company shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement, the Company shall consult with Parent with respect to such filing and shall afford Parent or its Representatives reasonable opportunity to review and comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall promptly notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent. In such case, the Company, with the cooperation of Parent, will promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to the Company’s shareholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to review and comment thereon.
          (b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the OGCL and the Company Articles and Company Regulations to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”), and (ii) use all reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement.
     Section 5.5 Stock Options and Other Share-Based Awards; Employee Matters.
          (a) Stock Options and Other Share-Based Awards.
Each option to purchase Common Shares (each, a “Company Stock Option”) granted under the Company Share Plans or outside the Company Share Plans as an inducement to hire, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time without interest an amount in cash in U.S. dollars equal to the product of (x) the total number of Common Shares subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per Common Share subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash amounts hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Law relating to Taxes with respect to the making of such payment. Prior to the Effective Time, the Company shall (A) use its reasonable best efforts to obtain written consents from holders of the Company Stock Options to the treatment of such Options as set forth in this Section 5.5(a) (which consent shall include a release reasonably satisfactory to Parent); provided that, except as expressly provided in this Section 5.5(a), the Company shall not pay or commit to pay any consideration in connection with obtaining such consents without the prior written consent of Parent and (B) use its reasonable best efforts to terminate and/or amend as necessary, in a manner reasonably acceptable to Parent, the terms of the Company Share Plans or any other plans, programs, arrangements or other agreements providing for the issuance or grant of any other interest in respect of or any equity securities in the Company or any of its Subsidiaries, in each case as is necessary to give effect to the provisions of this Section 5.5(a).
          (i) At the Effective Time, each right of any kind, contingent or accrued, to receive Common Shares or benefits measured in whole or in part by the value of a number of Common Shares granted under the Company Share Plans or Company Benefit Plans (including restricted share units, phantom units, deferred share units and dividend equivalents), other than Restricted Shares and Company Stock Options (each, other than Restricted Shares and Company Stock Options, a “Company Share-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Common Shares, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time without interest an amount in cash equal to the Merger Consideration in respect of each Common Share underlying a particular Company Share-Based Award (the aggregate amount of such cash amounts, together with the Option Consideration, hereinafter referred to as the “Option and Share-Based Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Law relating to Taxes with respect to the making of such payment.
          (ii) Immediately prior to the Effective Time, each award of restricted Common Shares (the “Restricted Shares”) shall vest in full, and each such vested Common Share shall be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Law relating to Taxes with respect to the making of such payment.
          (iii) Prior to the Effective Time, the Company and/or the Compensation, Governance and Nominating Committee of the Board of Directors shall (A) use reasonable best efforts to make such adjustments and amendments to or make such determinations with respect to Company Stock Options, Company Share-Based Awards and Restricted Shares as are necessary to implement the foregoing provisions of this Section 5.5(a) and (B) use reasonable best efforts to ensure that the treatment of Company Stock Options, Company Share-Based Awards and Restricted Shares as provided in this Section 5.5(a) extinguishes all rights of participants under the Company Share Plans and any other plans, programs, arrangements or other agreements providing for the issuance or grant of any other interest in respect of, or any equity securities in, the Company or any of its Subsidiaries and that following the Effective Time, no such participant shall have any right thereunder to acquire equity securities of the Surviving Corporation, Parent or any of their respective Subsidiaries; provided that, except as expressly provided in this Section 5.5(a), the Company shall not pay or commit to pay any consideration in connection therewith without the prior written consent of Parent.
          (iv) Prior to the Effective Time, the Company shall take all necessary steps to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          (b) Employee Matters.
          (i) From and after the Effective Time, Parent shall honor all Company employee benefit plans and compensation arrangements and agreements, including employment, retention, severance and termination agreements, set forth on Section 3.9(a) of the Company Disclosure Schedule, in accordance with their terms and in the forms as previously provided to Parent, and in the case of the Company’s severance policy, following its amendment as described on Section 3.9(a) of the Company Disclosure Schedule; provided, however, nothing contained herein shall prevent Parent or the Surviving Corporation from terminating or amending such employee benefit plans and compensation arrangements and agreements in accordance with their respective terms, except that Parent and the Surviving Corporation will not terminate or amend the Company’s severance policy, as contemplated to be amended, prior to December 31, 2007. In addition, Parent and the Surviving Corporation will honor such severance policy after such date with respect to such other employees of the Company as Parent and the Company mutually agree upon in writing. Until December 31, 2007, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who remains an employee of the Surviving Corporation or its Subsidiaries (“Company Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately before the Effective Time.
          (ii) For purposes of eligibility and vesting (but not for benefit accruals) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company employee benefit plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) and to the extent that similarly situated employees of Parent are not subject to any waiting time, and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (iii) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue (or resume) the employment of any specific person. Except as set forth in this Section 5.5(b), none of the Parent, the Surviving Corporation or any of the Surviving Corporation’s Subsidiaries shall have any obligation to continue any Company Benefit Plan as of or subsequent to the Effective Time; and each of Parent and the Surviving Corporation shall have the right to amend, modify or terminate any Company Benefit Plan at or subsequent to the Effective Time. In addition, no provision of this Section 5.5(b) shall be construed as amendment to any benefit plan.
          (iv) Without limiting the generality of Section 8.10, no provision of this Section 5.5(b) shall create any third party beneficiary rights in any employee, officer, current or former director or consultant of the Company or its Subsidiaries, or any beneficiary of such employee, officer, director or consultant under a Company Benefit Plan or otherwise.
     Section 5.6 Reasonable Best Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv)

executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement.
          (b) Each of Parent and the Company shall make their respective filings under the HSR Act within ten (10) business days after the date of this Agreement. Concurrently with such filings or as soon as thereafter as reasonably practicable, Parent and the Company shall request early termination of the waiting period under the HSR Act.
          (c) Each party hereto shall promptly consult (which shall include a reasonable opportunity to review and comment on any filings) with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement unless otherwise prohibited by Law. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.
          (d) Notwithstanding anything to the contrary contained herein, in connection with the receipt of any necessary approvals under the HSR Act or any other comparable Laws of foreign jurisdictions, neither Parent nor the Company shall be required to divest or hold separate or otherwise take or commit to take any action that limits Parent’s or the Company’s freedom of action with respect to, or their ability to retain, any of the businesses, product lines, properties or assets of the Company or Parent.
     Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
     Section 5.8 Public Announcements. The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by the rules or regulations of any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

     Section 5.9 Indemnification and Insurance.
          (a) Parent shall, and shall cause the Surviving Corporation to, jointly and severally, honor all the Company’s and its Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and any of its Subsidiaries (an “Indemnified Party”) for acts or omissions by such Indemnified Parties occurring prior to the Effective Time to the extent that such obligations of the Company and such Subsidiaries exist on the date of this Agreement, whether pursuant to the Company Articles, the Company Regulations, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Company Articles, Company Regulations and individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions.
          (b) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that Parent may substitute therefor policies of a reputable and financially sound insurance company providing substantially equivalent coverage and amounts; provided further, that if such insurance expires or is terminated or cancelled during such period, then Parent shall use best efforts to obtain substantially similar insurance (including with respect to the financial strength of the insurance company providing such coverage, deductibles and exclusions); provided further, that in no event shall Parent be required to pay an annual premium for insurance under this Section 5.9(b) in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement for such insurance, but in such case shall purchase as much insurance as reasonably practicable for such amount.
          (c) In the event that an Indemnified Party prevails in enforcing the indemnity and other obligations provided in this Section 5.9, Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party in such enforcement.
          (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or code of regulations or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the OGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

          (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.
     Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
     Section 5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated by this Agreement, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.
ARTICLE VI
CONDITIONS TO THE MERGER
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:
          (a) The Company Shareholder Approval shall have been obtained.
          (b) No Law which restrains, enjoins or otherwise prohibits the consummation of the Merger shall have been entered, enacted or promulgated and shall continue to be in effect.
          (c) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated.

     Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:
          (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding any limitation as to “materiality,” “Parent Material Adverse Effect” or similar qualifiers set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties that are made as of a particular date or period must be true and correct only as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          (b) Parent shall have in all material respects performed all obligations and complied with all the covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.
          (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
     Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:
          (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding any limitation as to “materiality,” “Company Material Adverse Effect” or similar qualifiers set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties that are made as of a particular date or period must be true and correct only as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company contained in Sections 3.2(a) and 3.3(a) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date.
          (b) The Company shall have in all material respects performed all obligations and complied with all the covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

          (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
          (d) Since the date of this Agreement, there shall not have occurred any fact, circumstance, event, change, effect, development or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
     Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.
ARTICLE VII
TERMINATION
     Section 7.1 Termination and Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or (except as provided below) after receipt of the Company Shareholder Approval:
          (a) by the mutual written consent of the Company and Parent;
          (b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before November 19, 2007 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;
          (c) by either the Company or Parent if a Governmental Entity shall have issued or entered a judgment, order, injunction or decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such judgment, order, injunction or decree or any other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to have such injunction lifted;
          (d) by either the Company or Parent if the Company Meeting (including any postponements or adjournments thereof) shall have concluded and the Company Shareholder

Approval shall not have been obtained; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to obtain the Company Shareholder Approval;
          (e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2 (assuming the date of such determination is the Closing Date) and (ii) cannot be cured by the End Date; provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;
          (f) by the Company, prior to obtaining the Company Shareholder Approval, pursuant to and in compliance with Section 5.3(d);
          (g) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.3 (assuming the date of such determination is the Closing Date) and (ii) cannot be cured by the End Date; provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination; and
          (h) by Parent, if the Board of Directors or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent its recommendation to the Company’s shareholders that they give the Company Shareholder Approval, (B) recommended or approved, or failed to recommend against, or taken a neutral position with respect to, any proposal or offer for an Alternative Acquisition or determined that an Acquisition Proposal constitutes a Company Superior Proposal, (C) resolved to do any of the foregoing or (D) failed to reaffirm its recommendation to the Company’s shareholders that they give the Company Shareholder Approval within five (5) business days of receipt of a written request to do so by Parent which request is made after any person makes a proposal for an Alternative Acquisition.
     Section 7.2 Effect of Termination.
          (a) In the event that (i) (A) any person makes a bona fide proposal or offer for an Alternative Acquisition, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b) or (d) or by Parent pursuant to Section 7.1(g) and (C) within twelve (12) months of the date of such termination the Company enters into an agreement providing for, and during such twelve (12) month period or thereafter consummates, an Alternative Acquisition (substituting only in this one usage of “Alternative Acquisition” “50%”

for all references to “20%” in the definition of “Alternative Acquisition”), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(h) or (iii) this Agreement is terminated by the Company pursuant to Section 7.1(f), then the Company shall pay to Parent a fee of $4,800,000 (the “Termination Fee”), which amount shall be payable by wire transfer of same day funds, (x) in the case of clause (i), on the date of the consummation of such Alternative Acquisition, (y) in the case of clause (ii) within two (2) business days of the Termination Date and (z) in the case of clause (iii), on the Termination Date.
          (b) The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company shall fail to pay the Termination Fee when due, the Termination Fee shall be deemed to include the costs and expenses incurred by Parent or Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s prime rate plus one percent (1%).
          (c) In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2(b) and the provisions of this Section 7.2 and Sections 8.2 through 8.14), and there shall be no other liability on the part of the Company or Parent to the other except (i) as provided in the Confidentiality Agreement or in this Section 7.2 and (ii) the payment of the Termination Fee as set forth in Section 7.2(a) and the related costs and expenses as set forth in Section 7.2(b). Notwithstanding the foregoing, to the extent that such termination results from the willful and material breach by a party of any representation or warranty set forth in this Agreement or from the willful and material breach by a party of any covenant or agreement set forth in this Agreement, then such party shall be liable for any damages incurred or suffered by the other party as a result of such breach.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.
     Section 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR Act or other regulatory filing shall be borne one-half by the Company and one-half by Parent.

     Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.
     Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware (other than with respect to matters governed by the OGCL, including matters with respect to the fiduciary duties of directors and officers of the Company and its Subsidiaries, with respect to which such law shall apply), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any federal or state court located in the State of Delaware, this being in addition to any other remedy which they are entitled to at law or in equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment in respect of this Agreement and the rights and obligations arising hereunder entered by any federal or state court located in the State of Delaware in any other court or jurisdiction.
     Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location not on a business day or on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Deere & Company
One John Deere Place
Moline, Illinois 61265
Telecopy:
Attention: Corporate Secretary

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Telecopy: (312) 407-8505
Attention: Brian W. Duwe, Esq.

To the Company:

LESCO, Inc.
1301 East 9th Street, Suite 1300
Cleveland, Ohio 44114
Telecopy: (216) 706-1668
Attention: Jeffrey L. Rutherford, Chief Executive Officer

with a copy to:

Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485
Telecopy: (216) 696-0740
Attention: Albert T. Adams, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned Subsidiaries of Parent, or a combination thereof, but no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and thereof and, except for the provisions of Section 5.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.
     Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of The NASDAQ Global Market require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

     Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
     Section 8.14 Definitions.
          (a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge after reasonable inquiry of the executive officers of Parent, including the President of John Deere Landscapes and (ii) with respect to the Company, the actual knowledge after reasonable inquiry of the Chief Executive Officer; Senior Vice President, Chief Operating Officer; Vice President, Chief Administrative Officer, General Counsel and Secretary (taking into account the confidentiality concerns of the Company with respect to the transactions contemplated hereby prior to the date hereof and the resulting limited availability of information to such persons); and the Vice President, Chief Financial Officer and Treasurer of the Company. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Ohio or Illinois are authorized by Law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.
          (b) Each of the following terms is defined on the pages set forth opposite such term:

Acquisition Agreement	36
Acquisition Proposal	36
affiliates	53
Agreement	1
Alternative Acquisition	37
Board of Directors	1
Book-Entry Shares	4
business day	54
Cancelled Shares	3
Certificate of Merger	2
Certificates	4
Closing	1
Closing Date	1
Code	5
Common Share	3
Company	1
Company Agreements	11
Company Approvals	10
Company Articles	8
Company Benefit Plans	14
Company Disclosure Schedule	7
Company Employees	41
Company Material Adverse Effect	7
Company Material Contracts	25
Company Meeting	39
Company Permits	13
Company Preferred Shares	8
Company Regulations	8
Company SEC Documents	11
Company Share Plans	8

Company Share-Based Award	39
Company Shareholder Approval	25
Company Stock Option	39
Company Superior Proposal	38
Confidentiality Agreement	35
control	53
Dissenting Shares	4
Effective Time	2
End Date	47
Environmental Law	13
ERISA	14
ERISA Affiliate	14
Exchange Act	10
Exchange Fund	4
GAAP	7
Governmental Entity	10
Hazardous Substance	14
HSR Act	10
Indemnified Party	44
Intellectual Property	23
knowledge	53
Law	12
Leased Real Property	24
Lien	9
Merger	1
Merger Consideration	3
Merger Sub	1
New Plans	41
OGCL	1
Old Plans	41
Option and Share-Based Consideration	40
Option Consideration	39
Owned Real Property	23
Parent	1
Parent Approvals	28
Parent Disclosure Schedule	27
Parent Material Adverse Effect	27
Paying Agent	4
Permitted Lien	10
person	53
Potential Superior Proposal	36
Proxy Statement	19
Real Property	24
Real Property Leases	24
Real Property Subleases	24
Registered IP	23

Representatives	34
Restricted Shares	40
Sarbanes-Oxley Act	12
SEC	11
Subsidiaries	53
Surviving Corporation	1
Tax	21
Tax Return	21
Taxing Authority	21
Termination Date	30
Termination Fee	48
WARN Act	22
William Blair	24

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DEERE & COMPANY
By:	/s/ David P. Werning

Name: David P. Werning
Title: President John Deere Landscapes
DEERE MERGER SUB, INC.
By:	/s/ David P. Werning

Name: David P. Werning
Title: President
LESCO, INC.
By:	/s/ Jeffrey L. Rutherford

Name: Jeffrey L. Rutherford
Title: Chief Executive Officer
Signature Page to the Agreement and Plan of Merger